Exhibit 1.1

SEALSQ, Subsidiary of WISeKey International Holding Ltd, Listed on the Nasdaq Global Market with a Valuation of Approximately $200 Million at today’s Market Opening Price

See SEALSQ’s Opening Bell Ceremony at https://www.nasdaq.com/events/sealsq-corp-rings-the-opening-bell

Meyreuil, France/ Geneva, Switzerland /Tortola, British Virgin Islands - May 31, 2023 - SEALSQ Corp (“SEALSQ”) (NasdaqGM: LAES), a company that focuses on developing and selling Semiconductors, PKI and Post-Quantum technology hardware and software products and a subsidiary of WISeKey International Holding Ltd. (“WISeKey”) (SIX: WIHN, NASDAQ: WKEY), a Swiss based leading global cybersecurity, AI and IoT company, listed is Ordinary Shares on the Nasdaq Global Market. “Regular-way” trading commenced on May 24, 2023 under the symbol “LAES.” SEALSQ finished its first week of trading with a valuation of approximately $200 million.

SEALSQ team also rang the opening bell on Nasdaq on May 26, 2023 (view the ceremony here - https://www.nasdaq.com/events/sealsq-corp-rings-the-opening-bell).

In conjunction with the listing of the Ordinary Shares, WISeKey distributed 20% of SEALSQ’s outstanding Ordinary Shares, to holders of WISeKey Class B Shares, WISeKey ADSs, and WISeKey Class A Shares. Following the listing of the Ordinary Shares, WISeKey will also (initially) retain 100% ownership of SEALSQ’s Class F Shares, which are not traded on Nasdaq.

“The listing on the Nasdaq Global Market is an important milestone for SEALSQ. It builds on WISeKey’s established shareholder base and provides broader access to investors in the U.S. and worldwide,” said Carlos Moreira, Chief Executive Officer of SEALSQ. “Following the robust uptake and adoption of our semiconductors post-quantum technology in the U.S. we view the listing of SEALSQ shares on the Nasdaq Global Market as another stepping-stone of our growth plan and global expansion, all aiming to create additional value for our investors.”

About SEALSQ:

SEALSQ focuses on developing and selling Semiconductors, PKI and Post-Quantum technology hardware and software products. Our Post-Quantum solutions include Post-Quantum microchips and devices that can be used in a variety of applications, from Multi-Factor Authentication devices, Home Automation, and IT Network Infrastructure, to Automotive, Industrial Automation and Control Systems.

Post-Quantum Cryptography (PQC) refers to cryptographic methods that are secure against an attack by a quantum computer. As quantum computers become more powerful, they may be able to break many of the cryptographic methods that are currently used to protect sensitive information, such as RSA and Elliptic Curve Cryptography (ECC). PQC aims to develop new cryptographic methods that are secure against quantum attacks. For more information please visit www.sealsq.com.

Forward-Looking Statements

This communication expressly or implicitly contains certain forward-looking statements concerning SEALSQ Corp and its businesses. Forward-looking statements include statements regarding our business strategy, financial performance, results of operations, market data, events or developments that we expect or anticipates will occur in the future, as well as any other statements which are not historical facts. Although we believe that the expectations reflected in such forward-looking statements are reasonable, no assurance can be given that such expectations will prove to have been correct. These statements involve known and unknown risks and are based upon a number of assumptions and estimates which are inherently subject to significant uncertainties and contingencies, many of which are beyond our control. Actual results may differ materially from those expressed or implied by such forward-looking statements. Important factors that, in our view, could cause actual results to differ materially from those discussed in the forward-looking statements include the expected benefits and costs of the spin-off transaction, SEALSQ’s ability to implement its growth strategies, SEALSQ’s ability to continue beneficial transactions with material parties, including a limited number of significant customers; market demand and semiconductor industry conditions; and the risks discussed in SEALSQ’s filings with the SEC. Risks and uncertainties are further described in reports filed by SEALSQ with the SEC.

SEALSQ Corp is providing this communication as of this date and does not undertake to update any forward-looking statements contained herein as a result of new information, future events or otherwise.

Press and investor contacts:

SEALSQ Corp. Company Contact: Carlos Moreira Chairman & CEO info@wisekey.com	SEALSQ Investor Relations (US) Contact: Lena Cati The Equity Group Inc. Tel: +1 212 836-9611 lcati@equityny.com